Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 24, 2026, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting, of Innovative Industrial Properties, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Diego, California

June 9, 2026